Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 2014 Stock Incentive Plan and the 2017 Stock Incentive Plan of Aurora Mobile Limited of our report dated April 20, 2018 (except for Note 18, as to which the date is July 23, 2018), with respect to the consolidated financial statements of Aurora Mobile Limited included in its Registration Statement on Form F-1 (File No. 333-225993) and related Prospectus of Aurora Mobile Limited, for the year ended December 31, 2016 and 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young Hua Ming LLP

Shenzhen, the People’s Republic of China

December 17, 2018